Form 10-K, Exhibit 13
period 2000-12-31
HUTTIG BUILDING PRODUCTS INC
filed 2001-03-23
CIK 1093082

                                                                    Exhibit 13.1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of nine members divided into three classes. At the meeting, three directors are to be elected to hold office for three-year terms until the Annual Meeting in 2004 and until their successors are elected and qualified. The enclosed proxy will be voted for election of the three directors of such class named in the following table, unless a shareholder indicates that a vote should be withheld with respect to one or more of such directors. The election of these directors has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

     Under the Company's By-Laws, a shareholder intending to nominate any person for election as a director of the Company must notify the Secretary of the Company in writing not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If an annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, a shareholder's notice must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The notice must set forth (a) as to each person nominated, (i) the name, age, business address and residence address of such person, (ii) the principal occupation of such person, (iii) the number of shares of Common Stock beneficially owned by such person and (iv) any other information required to be disclosed in solicitations for proxies for elections of directors under the federal securities laws; and (b) as to the shareholder giving such notice, (i) the name and record address of such shareholder, (ii) the number of shares of Common Stock beneficially owned by such shareholder, (iii) a description of any arrangement between such shareholder and each of his or her nominees and any other persons (including their names) pursuant to which the nominations are made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate his or her nominees and (v) any other information required to be disclosed in solicitations for proxies for elections of directors under the federal securities laws. The notice must be accompanied by the executed consent of each nominee to serve as a director if so elected.

     The age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other companies and shareholdings in the Company as of February 23, 2001 for each of the nominees for election and for each of those directors whose term will continue are set forth below:

                                                                 SHARES OF
                                                                COMMON STOCK
                                                                BENEFICIALLY
                                                                 OWNED (1)
                                                                ------------
NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN
  2004

E. THAYER BIGELOW, JR                                               5,467
Age 59, Director since October 1999. Senior Advisor,
Time-Warner Inc., New York, NY (media and entertainment
Company) since October 1998. Chief Executive Officer, Court
TV, New York, NY, an affiliate of Time Warner Entertainment
LP (cable television program services) March 1997 to October
1998. President and Chief Executive Officer, Time Warner
Cable Programming Inc., Stamford, CT, a subsidiary of Time
Warner Entertainment LP (cable television program services),
1991 to 1997. Other directorships: Crane Co., Lord Abbett &
Co. Mutual Funds.

RICHARD S. FORTE                                                    3,677
Age 56, Director since October 1999. President, Dawson Forte
Cashmere Company, South Natick, MA (importer) since January
1997. Chairman since January 1997 and, prior thereto,
President, Forte Cashmere Company, Inc. (importer and
manufacturer). Other directorships: Crane Co.

                                                                 SHARES OF
                                                                COMMON STOCK
                                                                BENEFICIALLY
                                                                 OWNED (1)
                                                                ------------
PETER L. YOUNG                                                       None
Age 62, Director since February 2000. Group Chief Executive,
RMC Group p.l.c., United Kingdom (international building
materials company) from January 1996 to June 2000. Other
Directorships: RMC Pension Trust Limited, Ready Mixed
Concrete Senior Benefits Trust Limited, RMC Money Purchase
Pension Trust Ltd., Harleyford Golf p.l.c., Readymix,
p.l.c., Ireland (a building materials company).

DIRECTORS WHOSE TERMS EXPIRE IN 2003

DORSEY R. GARDNER                                                   1,762
Age 58, Director since October 1999. President, Kelso
Management Company, Inc., Boston, MA (investment
management). General Partner, Hollybank Investments, L.P.,
and Thistle Investments, L.P., Miami, FL (private investment funds). Other directorships: Crane Co.

DELBERT H. TANNER                                                    None
Age 49, Director since January 2001. Senior Vice President,
RMC Industries since 1998. Chief Executive Officer, Channel
Partners, Inc. 1996-1998. Executive Vice President,
Construction Materials -- CalMat Co. 1993-1996.

JAMES L. L. TULLIS                                                    444
Age 53, Director since October 1999. Chairman and Chief
Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich,
CT (venture capital investments in the health care industry)
since 1986. Other directorships: Crane Co., PSS Worldmed,
Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2002

ALAN S. J. DURANT                                                    None
Age 63, Director since February 2000. President and
Director, RMC Industries Corporation, Decatur, Georgia
(building materials company) since 1993. Other
directorships: RMC Group p.l.c

R. S. EVANS                                                       457,518
Age 56, Director since 1972. Chairman of the Company.
Chairman and Chief Executive Officer of Crane Co. Other
directorships: Crane Co., Fansteel, Inc., HBD Industries,
Inc., Hexcel Corporation.

BARRY J. KULPA                                                    203,317
Age 53, Director since October 1997. President and Chief
Executive Officer of the Company since October 1997. Senior
Vice President and Chief Operating Officer of Dal-Tile
International (manufacturer and distributor of ceramic
tile), 1994 to 1997. Vice President and Chief Financial
Officer of David Weekley Homes (regional homebuilder), 1992
To 1994.

---------------

(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. No director except Mr. R. S. Evans and Mr. Barry J. Kulpa owns more than 1% of the outstanding shares of Common Stock. Mr. Evans owns 2.2% of the outstanding shares of Common Stock. For more information on Mr. Kulpa's beneficial ownership, see Beneficial Ownership of Common Stock by Directors and Management, page 6.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                          BY DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned, directly or indirectly, by the non-employee directors as a group (see pages 2 and 3 for individual holdings), the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group, as of February 23, 2001.

                                             SHARES
                                             UNDER        SHARES IN                      PERCENT OF SHARES
                                           RESTRICTED      COMPANY       TOTAL SHARES    OUTSTANDING AS OF
                                SHARES       STOCK       SAVINGS PLAN    BENEFICIALLY      FEBRUARY 23,
                                 OWNED      PLANS(1)       (401(K))        OWNED(2)            2001
                                -------    ----------    ------------    ------------    -----------------
Non-Employee Directors as a
  Group (8 persons) (3).......  468,868          --             --         468,868              2.3%
Barry J. Kulpa................   54,222     147,121          2,074         203,417              1.0%
George M. Dickens.............       --          --          1,174           1,174                *
Carl A. Liliequist............    5,308          --          6,271          11,579                *
Paul W. Lyle..................       --          --          1,044           1,044                *
John G. Olson.................    3,291          --          4,130           7,421                *
Other Executive Officers
  (4 persons).................    1,146          --          4,193           5,339                *
Total.........................  532,835     147,121         18,886         698,842              3.4%

---------------

* Represents holdings of less than 1%.

(1) Subject to forfeiture if established service conditions are not met.

(2) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(3) Excludes 6,546,424 shares of Common Stock owned by Rugby, which may be deemed to be beneficially owned by Mr. Durant, who is a director of RMC. Mr. Durant is also an executive officer of RMC. Mr. Durant expressly disclaims beneficial ownership of the shares of Common Stock owned by Rugby. Does not include 107 shares owned by Mr. Evans' spouse the beneficial ownership of which is expressly disclaimed by Mr. Evans.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The following table sets forth the ownership of Common Stock by each person known by the Company to beneficially own more than 5% of the Common Stock on February 23, 2001.

NAME AND ADDRESS OF                           AMOUNT AND NATURE OF
BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                           --------------------   ----------------
RMC Group p.l.c.(1).........................       6,546,424              32.0%
RMC House
Coldharbour Lane
Thorpe, Egham
Surrey TW20 8TD
England
The Baupost Group, L.L.C. ..................       2,285,320(2)           11.0%
44 Brattle Street, 5th Floor
Cambridge, MA 02138
The Crane Fund(3)...........................       1,728,537               8.3%
100 First Stamford Place
Stamford, CT 06902

---------------

(1) According to a Statement on Schedule 13D/A filed by RMC on April 26, 2000, as of that date it owned 100% of the outstanding shares of Rugby, which is the direct beneficial owner of the 6,546,424 shares of Company Common Stock.

(2) According to a Schedule 13G filed by The Baupost Group, L.L.C. on April 10, 2000.

(3) The Crane Fund is a charitable trust managed by trustees appointed by the board of directors of Crane Co. The incumbent trustees are: G. A. Dickoff,
    A. I. DuPont, E. M. Kopczick and M. L. Raithel, all of whom are executive officers of Crane. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the board of directors of Crane, the distribution of the income of the trust for its charitable purposes is subject to the control of the board of directors of Crane and the shares may be sold by the trustees only upon the direction of the board of directors of Crane. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     Shown below is information concerning the annual and long-term compensation for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2000, 1999 and 1998 for Barry J. Kulpa, the Company's Chief Executive Officer, and the other four most highly compensated individuals who serve as executive officers of the Company and one other individual who was an executive officer of the Company during 2000 but was no longer so at December 31, 2000. The compensation described in this table was paid by the Company or a prior affiliate of the Company.

                                    ANNUAL COMPENSATION                                  LONG TERM COMPENSATION
                        --------------------------------------------   ----------------------------------------------------------
                                                                        COMPANY     SECURITIES
                                                          OTHER        RESTRICTED   UNDERLYING
       NAME AND                             BONUS        ANNUAL          STOCK       OPTIONS/        LTIP          ALL OTHER
  PRINCIPAL POSITION    YEAR   SALARY($)   ($)(1)    COMPENSATION($)    AWARD($)    SARS(#) (4)   PAYOUTS($)   COMPENSATION($)(5)
  ------------------    ----   ---------   -------   ---------------   ----------   -----------   ----------   ------------------
Barry J. Kulpa........  2000    350,000    130,000         --           276,250(2)    326,000        --               5,250
  President and
    Chief.............  1999    263,000    130,000         --           274,056(3)     32,528        --               5,905
  Executive Officer...  1998    250,000    130,671         --                --        36,000        --               6,152
George M Dickens......  2000    182,600         --                                     34,000                         4,033
  Regional Vice.......  1999    182,600     63,000         --                --            --        --             252,908(10)
  President(6)........  1998    182,600     62,800         --                --            --        --               3,185
Carl A. Liliequist....  2000    147,500    148,465                                     39,000                         5,250
  Regional Vice.......  1999    147,500    146,343         --                --         2,711        --               5,257
  President...........  1998    147,188    166,031         --                --         2,250        --               5,339
Paul W. Lyle..........  2000    160,000         --                                     34,000                         3,637
  Regional Vice.......  1999    160,000    108,000         --                --            --        --             152,619(10)
  President(6),(7)....  1998    160,000     90,000         --                --            --        --               2,077
John G. Olson.........  2000    128,333     53,040                                     20,000                         2,100
  Regional Vice.......  1999     93,333     42,705         --                --            --        --               2,338
  President(8)........  1998     30,833         --         --                --            --        --                  --
Gregory D. Lambert....  2000    107,708     50,000                                     65,000(9)                      1,850
Vice President -......  1999    185,000     50,000         --                --         8,132        --               1,975
  Administration
    and...............  1998         --         --         --                --            --        --                  --
  Chief Financial
  Officer(9)

---------------

(1) Represents the amounts paid to the named executives under the EVA Plan. After giving effect to such payments, the named executives have credited to their accounts under the Company's EVA Plan the following amounts as of December 31, 2000, which are subject to increase or decrease in future years: Barry J. Kulpa, $77,483; Carl A. Liliequist, $302,686; George M. Dickens, $0; Paul W. Lyle, $0; John G. Olson; $53,044. Under the program, one-third of the account balance in any year will be payable to the named executive. The Company is responsible for the account balances of the foregoing employees and the other Company employees participating in this plan.

(2) On January 24, 2000, Mr. Kulpa was granted 65,000 restricted shares of Common Stock under the Company's Stock Incentive Plan. Based on the closing price of a share of Common Stock on January 24, 2000 of $4.25, the value of the 65,000 restricted shares on that date was $276,250. Restrictions on the 65,000 shares granted in 2000 will lapse one-fifth per year beginning one year from the date of grant. Dividends will be paid on all restricted shares of Common Stock at the same rate as on other shares of Common Stock. As of December 31, 2000, Mr. Kulpa held a total of 130,121 restricted shares of Common Stock. Based on the closing price of a share of Common Stock on December 29, 2000 (the last New York Stock Exchange trading day of
     2000) of $4.125, the value of the 130,121 restricted shares on that date was $536,749.

(3) Prior to the distribution by Crane Co. of all of the outstanding shares of Common Stock to Crane Co.'s shareholders on December 16, 1999 (the "Distribution"), Mr. Kulpa had been granted an aggregate of 15,000 shares of time-based Crane restricted stock. In the Distribution, Mr. Kulpa received 3,333 shares of restricted Company Common Stock in respect of his ownership of the 15,000 shares of time-based Crane restricted stock. Based on the closing price of $3.4375 per share of the Company's Common Stock on December 16, 1999, the date of the Distribution, the value of the 3,333 shares on that date was $11,457.

     This value is included in the $274,056 reported in the Summary Compensation Table for 1999. In connection with the Distribution, on December 17, 1999 the 15,000 shares of time-based Crane restricted stock owned by Mr. Kulpa were converted into 61,788 shares of the Company's time-based restricted stock. Based on the closing price of $4.25 per share of the Company's Common Stock on December 17, 1999, the value of the 61,788 shares on that date was $262,599. The restrictions on 32,561 shares of Mr. Kulpa's restricted Common Stock granted in 1999 will lapse in 2003 and restrictions on 32,560 shares granted in 1999 will lapse in 2004.

(4) No options to purchase shares of Common Stock were outstanding in 1998 or 1999. The shares reported in this column for 1998 and 1999 represent shares of Crane's common stock underlying options that were granted by Crane prior to the Distribution. All options reported in this column for 1998 and 1999 were forfeited on March 15, 2000.

(5) Amounts include Huttig's matching contribution for eligible employees for the purchase of common stock in Huttig's Saving & Investment Plan (401(k)) and premiums for life insurance.

(6) Prior to December 16, 1999, Mssrs. Dickens and Lyle were employed by Rugby. Compensation reported for 1998 and 1999 was paid by Rugby.

(7)  Mr. Lyle resigned from the Company in January 2001.

(8)  Mr. Olson became an executive officer of the Company on March 15, 2000.

(9) Mr. Lambert resigned on June 30, 2000. All options granted to Mr. Lambert were forfeited at the time of his resignation.

(10) Includes amounts paid under change of control provisions when Rugby was acquired by Huttig on December 16, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants to the executive officers named in the Summary Compensation Table of options to purchase shares of Common Stock pursuant to the Stock Incentive Plan during the year ended December 31, 2000.

                                       NUMBER
                                         OF            % OF
                                     SECURITIES    TOTAL OPTIONS                                    GRANT
                                     UNDERLYING     GRANTED TO      EXERCISE OR                     DATE
                                      OPTIONS      EMPLOYEES IN     BASE PRICE     EXPIRATION      PRESENT
               NAME                   GRANTED       FISCAL YEAR       $/SHARE         DATE       VALUE($)(1)
               ----                  ----------    -------------    -----------    ----------    -----------
Barry J. Kulpa.....................   326,000           36%            $4.29        1/24/10       $635,341
George M. Dickens..................    34,000            4%            $4.29        1/24/10       $ 66,263
Carl A. Liliequist.................    39,000            4%            $4.29        1/24/10       $ 76,000
Paul W. Lyle.......................    34,000            4%            $4.29        1/24/10       $ 66,263
John G. Olson......................    20,000            2%            $4.40        5/22/10       $ 40,600
Gregory D. Lambert.................    65,000            7%            $4.29        1/24/10       $126,679

---------------

(1) The amounts shown were calculated using a Black-Scholes option pricing and do not reflect the actual value of the option awards at any time. The estimated values assume a risk-free rate of return of 4.9% based upon the 10-year Treasury Bill rate, a standard deviation of stock return of 45%, a dividend payout ratio of 0% and an option duration of 5 years. The standard deviation of stock return represents a statistical measure intended to reflect the anticipated fluctuation of price movements over the life of the option. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The information set forth in the following table relates to options to purchase Huttig common stock that were exercised by the executive officers named in the Summary Compensation Table in 2000.

                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                              OPTIONS AT                      OPTIONS AT
                         SHARES                           FISCAL YEAR-END(#)            FISCAL YEAR-END($)(1)
                       ACQUIRED ON       VALUE       ----------------------------    ----------------------------
        NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------    -----------    -----------    -------------    -----------    -------------
Barry J. Kulpa.......      --             --             --            326,000           --              --
Carl A. Liliequist...      --             --             --             39,000           --              --
George M. Dickens....      --             --             --             34,000           --              --
Paul W. Lyle.........      --             --             --             34,000           --              --
John G. Olson........      --             --             --             20,000           --              --
Gregory D. Lambert...      --             --             --                 --           --              --

---------------

(1) Based on a share price of $4.13, which was the closing price for a share of the Company's stock on December 29, 2000, no options reported in this table were in-the-money as of December 31, 2000.

     The Company's EVA program involves the meeting of pre-established goals. The increase or decrease in EVA during the year is used to determine the total potential award and the amount of actual award is increased or decreased based on accomplishment of the pre-established goals. Awards are generally uncapped to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced. There is, however, a $2 million limit on the annual award of any participant who is subject to Section 162(m) of the Internal Revenue Code.

     Reference is made to the Proposal to Approve the EVA Incentive Compensation Plan beginning on page 20 of this Proxy Statement for a detailed description of the EVA Plan.

LONG-TERM INCENTIVE COMPENSATION

     The Compensation Committee believes that executive officers approach their responsibilities more like owners of the Company as their holdings of and potential to own Common Stock increase. This philosophy starts with the Board of Directors, whose non-employee members receive 50% of their annual retainer in Company Common Stock. As of February 23, 2001, 3.4% of the Company's Common Stock was beneficially owned by directors, management and key employees. (See Beneficial Ownership of Common Stock by Directors and Management, pages 2, 3 and
6). In 2000, the Company granted stock options for an aggregate of 895,500 shares of Common Stock to the officers and key employees of the Company pursuant to the Stock Incentive Plan. Based on financial analysis and a review of competitive compensation practices, these option grants were sized to (1) replace Crane stock options forfeited by the recipients in connection with the Distribution and (2) provide the recipients with appropriate incentives for retention and future performance. For a description of the Stock Incentive Plan, reference is made to the Proposal to Approve the Stock Incentive Plan beginning on page 16 of this Proxy Statement.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The base salary and incentive compensation of the Company's President and Chief Executive Officer, Barry J. Kulpa, was determined in the same manner as described above for all executive officers of the Company. Mr. Kulpa's base salary of $350,000 was set in the beginning of 2000 by the Compensation Committee. Mr. Kulpa's 2000 incentive compensation award of $427,737 under the EVA Plan was credited to his "account" as provided for in the EVA Plan, and in 2000, one-third of Mr. Kulpa's EVA account balance as of December 31, 1999 was paid to him. In 2000, Mr. Kulpa was granted stock options in respect of 326,000 shares of Common Stock. The amount of this grant was determined on the same basis as was used to determine the 2000 option awards of other executive officers, as described above under "Long-Term Incentive Compensation." In addition, Mr. Kulpa received a grant of 65,000 shares of restricted Common Stock as a performance and retention incentive. The restrictions on the restricted stock will lapse in equal installments over a five-year period.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's Proxy Statement unless the compensation meets certain specific requirements for exemption from Section 162(m). The primary exemption under Section 162(m) is for compensation that is "performance-based" within the meaning of Section 162(m) and the applicable regulations. The Compensation Committee believes that amounts paid in the future under its EVA Plan and the stock options and restricted share awards granted under its Stock Incentive Plan will qualify for exemption as performance-based compensation for purposes of Section 162(m) provided that the shareholders approve the Proposals regarding the EVA Plan and the Stock Incentive Plan contained in this Proxy Statement. The Committee's present intention is to comply with the requirements of Section 162(m) except to the extent that

RETIREMENT BENEFITS

     The Company does not sponsor a defined benefit pension plan for salaried employees. However, Messrs. Kulpa and Liliequist participated in Crane's pension plan for non-bargaining employees prior to the Distribution. These officers have a non-forfeitable right in their benefits under the Crane pension plan that was accrued as of December 30, 2000. The accrued benefits under the Crane pension plan as of December 31, 2000 entitle Messrs. Kulpa and Liliequist to monthly payments beginning at age 65 of $425.85 and $1,096.78, respectively.

OTHER AGREEMENTS

     The Company has entered into indemnification agreements with Barry J. Kulpa and the non-employee directors of the Company. The Indemnification Agreements require the Company to indemnify the officers or directors to the fullest extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the Company's request, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of insurance coverage.

     Barry J. Kulpa has an agreement that, in the event of a change in control of the Company, provides for the continuation of his then current base salary, incentive compensation and benefits for the three-year period following the change in control. Upon termination within three years after a change in control, by the Company without cause or by him with "Good Reason" (as defined in the agreement), Mr. Kulpa is immediately entitled to a proportionate amount of the greater of the last year's bonus or the average bonus paid in the last three years, three times the sum of his annual salary and the average of the last three years' bonuses, and all accrued deferred compensation and vacation pay. Employee benefits, medical coverage and other welfare benefits also continue until the end of the three-year period. "Good Reason" under the agreement includes, among other things, any action by the Company that results in a diminution of his position, authority, duties or responsibilities. The agreement also provides that Mr. Kulpa may terminate his employment for any reason during the 30-day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to Mr. Kulpa pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by him by reason of the acceleration of rights under the Company's Stock Incentive Plan) ("Payment"), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the agreement provides that the Company shall make additional cash payments to Mr. Kulpa such that after payment of all taxes including any excise tax imposed on such payments, he will retain an amount equal to the excise tax on all the Payments. The agreement is for a three-year period, but is automatically renewed annually for a three-year period unless the Company gives notice that the period will not be extended.

     Each of the Regional Vice Presidents named in the Summary Compensation Table have an Employment Agreement with the Company that provides for the continued employment of the executive unless and until the Employment Agreement is terminated (i) by the Company giving to the executive not less than 12 months' prior written notice, (ii) by the executive giving to the Company not less than 1 month's prior written notice, (iii) without notice on the executive's 65th birthday, (iv) by the Company or the executive upon 1 month's prior written notice to the other upon the executive's permanent disability or (v) by the Company without notice if the executive (A) commits fraudulent or dishonest acts, gross negligence, or disloyalty in connection with his employment, or is convicted of a criminal act involving dishonesty (whether or not such conviction is related to his employment), (B) violates the Employment Agreement and does not cure the violation within 30 days after the receipt of written notice by the Company or (C) dies. The Company has the right to treat a notice of termination given by the executive pursuant to clause (ii), above, as effective at any time after the giving of such notice. Each Employment Agreement specifies the executive's applicable annual base salary and provides that the executive is entitled to participate in the Company's EVA Plan in accordance with the terms of that plan. Each Employment Agreement also provides for the use of a Company automobile or the payment of an allowance intended to reimburse the executive for the expenses of his personal automobile. Each Employment Agreement provides generally for the reimbursement of expenses and the participation in the Company's customary benefits plans. If notice of termination of an Employment Agreement is given pursuant to clause (i) or (ii) of the preceding paragraph, the Company will continue to pay the executive his salary and provide all fringe benefits from the date such notice is provided up through the effective date of the termination; provided, however, that in the case of a termination under clause (i), above, if the executive breaches the Employment Agreement during the period when such severance benefits are being paid, the Company will immediately upon such breach cease to be obligated to provide such severance benefits. If the Company exercises its right to treat a notice under clause (ii), above, as immediately effective, the executive shall be entitled to no severance payments or benefits. The executive is obligated to use his best efforts during any applicable severance period to find other employment and severance payments will be offset by any compensation the executive receives from such other employment or could have received with reasonable efforts. Each Employment Agreement (i) prohibits the executive from engaging in other business activities during his employment without the prior written consent of the Company, (ii) requires the executive to maintain in confidence all confidential information concerning the Company and (iii) contains customary non-solicitation, no-hire and non-compete provisions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For the fiscal year ended December 31, 2000, other than as set forth below, each director and officer of the Company timely filed all required reports under
Section 16(a) of the Securities Exchange Act of 1934.

     Mr. Kulpa did not file a Form 5 with respect to 1999 to report his ownership of 3,333 shares of Common Stock received by him in the Distribution. Ownership of these shares was reported by Mr. Kulpa on a Form 4 filed in 2000.

     Mr. Olson filed a late Form 3. Mr. Olson also did not file a Form 4 to report the purchase of 3,000 shares of Common Stock on September 25, 2000 at a price of $4.50 per share. Ownership of these shares was reported by Mr. Olson on a timely filed Form 5.

     Mr. Thompson, the Company's Vice President, Administration and Chief Financial Officer, filed a late Form 3. Mr. Thompson also did not file a Form 4 to report the purchase of 1,000 shares of Common Stock on

July 28, 2000 at a price of $4.63 per share. Ownership of these shares was reported by Mr. Thompson on a timely filed Form 5.

     Mr. Lambert, the Company's former Vice President - Administration and Chief Financial Officer, filed a late Form 4 with respect to the purchase by him of 10,000 shares of Common Stock on January 25, 2000 at a price of $4.25 per share.

OTHER TRANSACTIONS AND RELATIONSHIPS

     On December 6, 1999, the Company and Crane entered into a Distribution Agreement (the "Distribution Agreement") that provided for the actions required to effect the Distribution and the allocation of assets and liabilities between the Company and Crane. On December 16, 1999, in connection with the consummation of the Distribution, the Company and Crane entered into an agreement (the "Tax Allocation Agreement") relating to the allocation of liabilities and obligations with respect to taxes and an agreement (the "Employee Matters Agreement") relating to the allocation of liabilities and obligations with respect to employee benefit plans and compensation arrangements. Certain of the Company's directors also serve as directors and an executive officer of Crane.

     The Distribution Agreement provides generally that after the Distribution, all assets and liabilities of the Company and its business will be vested solely in the Company, and that Crane will have no interest in those assets and will have no obligations with respect to those liabilities. The Distribution Agreement requires the Company to indemnify Crane for certain losses suffered by Crane, including, without limitation, losses that relate to the Company's business (whether those losses relate to the period prior to or after Distribution) or arise as the result of the Company's breach of any agreement or covenant made to Crane in the Distribution Agreement, the Tax Allocation Agreement or the Employee Matters Agreement. Crane is similarly obligated to indemnify the Company for certain losses suffered by the Company, including, without limitation, losses that relate to the businesses of Crane (whether those losses relate to the period prior to or after the Distribution) or arise as the result of Crane's breach of any agreement or covenant made to the Company in the Distribution Agreement, the Tax Allocation Agreement or the Employee Matters Agreement.

     Under the Tax Allocation Agreement, the Company is responsible for any taxes imposed on Crane that would not have been payable but for the breach by the Company of any representation, warranty or obligation under the Tax Allocation Agreement, the tax ruling request or the Distribution Agreement. These representations, warranties and obligations relate to the Company's continuing satisfaction of certain statutory and judicial requirements necessary for the Distribution to be tax-free to the Company, Crane and its shareholders. In particular, the Company has represented generally that (1) during the two-year period following the Distribution, the Company will not enter into any transaction or make any change in its equity structure that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire Company stock representing a 50-percent or greater equity interest in the Company, (2) it will not repurchase outstanding Company Common Stock after the Distribution representing 20 percent or more of the outstanding Company Common Stock, and (3) following the Distribution, it will continue the active conduct of its businesses. The Company has also agreed with Crane that it will not take any of the actions described in (1) or (2) above prior to December 16, 2001 without Crane's prior written consent.

     At the Closing of the Exchange, the Company entered into a Registration Rights Agreement with Rugby pursuant to which the Company granted Rugby certain rights to cause the Company to register for sale the shares of Common Stock received by it in the Exchange. Pursuant to the Registration Rights Agreement, so long as the shares of Common Stock owned by Rugby and received in the Exchange constitute at least 30%, 20%, or 10%, respectively, of the outstanding Common Stock, Rugby has the right to designate for nomination by the Board of Directors of the Company three, two and one director(s), respectively.

     Also at the Closing of the Exchange, the Company entered into a Transition Services Agreement with Rugby pursuant to which the Company agreed to provide, for a period of six months from the date of the Exchange, certain administrative services to the industrial businesses of Rugby USA. The industrial businesses of Rugby USA were transferred to an affiliate of Rugby USA immediately prior to the consummation of the Exchange and, accordingly, were not purchased by the Company.

     One of the Company's directors is also a director and executive officer of RMC, Rugby's parent corporation. The Registration Rights Agreement and the Transition Services Agreement were the result of arms' length negotiations with Rugby.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Organization and Compensation Committee is or has ever been an employee of the Company, and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Organization and Compensation Committee is an executive officer.